Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT:

Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale	Lisa A. Indest
Exec. V.P., CFO	Vice President of Finance and Accounting
(614) 887-5610	(614) 887-5844
myale@glimcher.com	lindest@glimcher.com

FOR IMMEDIATE RELEASE
Monday, March 8, 2010

GLIMCHER MODIFIES CREDIT FACILITY TO
PROVIDE TERM THROUGH 2012

COLUMBUS, OH – March 8, 2010 – Glimcher Realty Trust, (NYSE: GRT), today announced that the company closed on an agreement (the “Modified Facility” or “Agreement”) to modify and extend the company’s current $470 million unsecured credit facility (the “Prior Facility”) with the Company's bank group led by KeyBank National Association and Bank of America, N.A.

“This modification and extension of our credit facility is an important step forward in improving our liquidity” stated Michael P. Glimcher, Chairman and Chief Executive Officer.  “We also continue progress in our joint venture transaction with the Blackstone Group and expect it to close later this month.  The joint venture transaction will generate approximately $60 million of net proceeds to further enhance our liquidity position,” added Mr. Glimcher.

The Agreement modifies the Prior Facility and converts it to a partially secured revolving credit facility with an immediate reduction in the commitment amount to $370 million at closing.  Upon the closing of the previously announced joint venture transaction with The Blackstone Group®, the Modified Facility’s commitment amount will be reduced to $320 million.  The Agreement includes two one-year extension options, allowing for the extension of the maturity date of the Modified Facility to December 2012.  The extensions are subject to the satisfaction of certain conditions including reductions in the Modified Facility’s commitment amounts to $300 million at December 14, 2010 (the first extension) and $250 million at December 14, 2011 (the second extension).  The Agreement also requires a reduction in the commitment amount to $275 million as of June 30, 2011.  Pricing on the Modified Facility is LIBOR plus 400 basis points with a 1.50% LIBOR floor.

Other participating banks in the transaction include Aareal Capital Corporation, Eurohypo AG, New York Branch, Huntington National Bank, MidFirst Bank, PNC Bank, National Association, RBS Citizens, N.A. (d/b/a Charter One), U.S. Bank National Association and Wachovia Bank, National Association.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed regional malls and open-air lifestyle centers, as well as community centers.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of JV partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of the Company to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses,  failure to comply or remain in compliance with covenants in our debt instruments, failure of the Company to qualify as real estate investment trust, termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls,  increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.